UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 18, 2010

Adaptec, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-15071	94-2748530
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

691 S. Milpitas Blvd., Milpitas, California, 95035

(Address of principal executive offices including zip code)

(408) 945-8600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements with Chief Financial Officer

On May 18, 2010, the Compensation Committee of the Board of Directors (“Compensation Committee”) of Adaptec Inc. (the “Company”) agreed to modify and accelerate substantially all employee unvested stock-based awards, including those related to our executive officers, including Mary L. Dotz, the Company’s Chief Financial Officer. The majority of the awards will accelerate upon the consummation of the Asset Purchase Agreement the Company entered into with PMC-Sierra, Inc. on May 8, 2010 (“PMC Transaction”). The Compensation Committee also anticipates paying cash bonuses of up to $3.0 million to substantially all employees, of which approximately $0.1 million represents cash bonuses potentially payable to Ms. Dotz. The majority of the cash bonuses potentially payable are contingent upon the consummation of the PMC Transaction. This was done partially in recognition that the Company will not pay any annual incentive awards for fiscal 2011. The actions approved by the Compensation Committee does not impact awards previously granted to John Quicke, the Company’s current Interim President and Chief Executive Officer and a member of the Company’s Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Adaptec, Inc.

By:	/s/ MARY L. DOTZ
Name:	Mary L. Dotz
Title:	Chief Financial Officer

Dated: May 24, 2010